Exhibit 10.2

LENNAR CORPORATION

AMENDED AND RESTATED 2022 RESTRICTED STOCK AGREEMENT

On February 28, 2022, Lennar Corporation (“Lennar”) granted ________ (the “Grantee”) _________ shares of Class A common stock, which are subject to the performance-based vesting criteria set forth below (the “Performance Shares”), and _________ shares of Class A common stock, which are subject to the time-based vesting criteria set forth below (the “Restricted Shares”, and together with the Performance Shares, the “Shares”). The Shares were issued under the Lennar Corporation 2016 Equity Incentive Plan, as amended and restated (the “Plan”). In order to update the relative level of performance necessary to achieve target performance in connection with the Performance Shares, this Agreement amends and restates the 2022 Restricted Stock Agreement pursuant to which the Grantee was granted the Shares. All capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Plan.

Performance Shares

The number of Performance Shares that the Grantee actually earns for the Performance Period will be determined based on the level of achievement of the performance goals set forth in the table below (the “Performance Goals”), with ________ Performance Shares to be earned if target performance levels are achieved. For purposes of this Agreement, the term “Performance Period” shall be the period commencing on December 1, 2021 and ending on November 30, 2024. All determinations of whether the Performance Goals have been achieved, the number of Performance Shares earned by the Grantee, and all other matters related to the Performance Shares shall be made by the Committee in its sole discretion. The Performance Shares are subject to forfeiture until they vest. Except as otherwise provided herein, the Performance Shares will vest and become non-forfeitable, if at all, on the date the Committee certifies the achievement of the Performance Goals (the “Vesting Date”). Performance Shares that have not vested by the Vesting Date shall be forfeited. Promptly following completion of the Performance Period (and no later than ninety (90) days following the end of the Performance Period), the Committee will review and certify in writing (a) whether, and to what extent, the Performance Goals for the Performance Period have been achieved, and (b) the number of Performance Shares that the Grantee shall earn, if any.

Payout	Relative Gross Profit Percentage*	Relative Return on Tangible Capital*	Relative Total Shareholder Return*	Debt/EBITDA Multiple
0%	< 25th Percentile	< 25th Percentile	< 25th Percentile	> 1.25
50% (threshold)	25th Percentile	25th Percentile	25th Percentile	1.00
100% (target)	60th Percentile	60th Percentile	60th Percentile	0.75
200% (maximum)	75th Percentile	75th Percentile	75th Percentile	≤ .50

*

Relative Gross Profit Percentage, Relative Return on Tangible Capital, and Relative Total Shareholder Return are determined using Lennar’s Peer Group consisting of Beazer Homes USA, Inc., D.R. Horton, Inc., KB Home, M.D.C. Holdings, Inc., Meritage Homes Corporation, NVR, Inc., PulteGroup, Inc., Taylor Morrison Home Corporation, Toll Brothers, Inc., and TRI Pointe Group, Inc. In the event a company within the Peer Group is acquired by a company outside the Peer Group, the company would be removed from the Peer Group. In the event a company files for bankruptcy during the performance period, the company’s gross profit percentage, return on tangible capital, and total shareholder return would be reduced to -100% (i.e., assumed as worst performer within the Peer Group on the respective metrics).

Payouts for performance between threshold and target payout levels and between target and maximum payout levels will be calculated by linear interpolation. The number of Performance Shares earned is determined independently for each component (e.g., maximum achievement for the relative gross profit percentage component, target achievement for the relative return on tangible capital component, target achievement for the relative total shareholder return, and below-threshold achievement for debt/EBITDA multiple component results in 100% payout).

In the event the Grantee has a Termination of Service on account of death or Disability prior to the Vesting Date, the Grantee will vest immediately on such date in the target number of Performance Shares.

In the event the Grantee has a Termination of Service on account of Retirement prior to the Vesting Date, the Grantee will vest in the number of shares that the Grantee would have earned if the Grantee had remained employed for the entire Performance Period. The actual payout will not occur until after the end of the Performance Period, at which time Lennar’s performance during the Performance Period will be used to determine the number of shares that the Grantee would have earned if the Grantee had remained employed for the entire Performance Period. The payout to the Grantee who has a Termination of Service on account of Retirement will be made at approximately the same time as payouts are made to other Grantees with similar awards who are still employed by Lennar.

If within twenty-four months after a Change in Control, an event set forth in Section 13 of the Plan occurs, the Grantee will vest immediately on such date in the target number of Performance Shares.

Any cash dividends or other distributions on the Performance Shares are subject to the same performance-based vesting criteria and paid, if at all, to the Grantee upon satisfaction of the performance-based vesting criteria applicable to the underlying Performance Shares with respect to which they were paid or distributed (without regard to any time-based vesting criteria applicable thereto). In calculating the amount of cash dividends or other distributions to be paid, the total Performance Shares earned by the Grantee at the end of the Performance Period will be used, and those Performance Shares will be considered to be outstanding for the whole Performance Period.

Restricted Shares

The Restricted Shares subject to this Agreement shall be non-vested and subject to forfeiture as of the date of this Agreement. The Restricted Shares will vest as follows:

Vesting Date	% of Total Award Vesting	Restricted Shares
February 14, 2023	1/3	#,###
February 14, 2024	1/3	#,###
February 14, 2025	1/3	#,###

Total	100%	##,###

The Restricted Shares may be forfeited prior to vesting upon specified conditions as set forth in the Plan.

General

Lennar, or a subsidiary of Lennar, is required to collect from the Grantee and to pay withholding tax upon the vesting (or other income-recognition event) of any Shares. The Grantee will pay the withholding tax by the use of Shares becoming vested (or for which there was an income-recognition event) with a value as set forth in the Plan. If the Grantee is required to pay withholding tax with regard to shares that have not vested, a number of shares with a value equal to the amount of the withholding tax will be deemed immediately vested. Unless otherwise determined by the Committee, the Shares may not be assigned or transferred while they remain subject to possible forfeiture.

The Plan contains additional provisions which will affect the Shares. The Shares are subject in all respects to the Plan’s terms and conditions as they may be amended from time to time in accordance with the Plan, including the Clawback/Recoupment Policy provision in Section 14.2 of the Plan, which terms and conditions are incorporated herein by reference and made a part hereof and shall control in the event of any conflict with any other terms of this Agreement. A copy of the Plan is enclosed in this package in the “Award Information” section.

Dated:	LENNAR CORPORATION	GRANTEE

November __, 2022

	By:	By: